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                                                        EXHIBIT 99.1


NEWS

RELEASE DATE:  Immediate                      CONTACT:  Joseph L. Castle II
                                                        (610) 995-9400



                      CASTLE ENERGY CORPORATION ANNOUNCES
                    REFINANCING OF METALLGESELLSCHAFT LOANS
                TO POWERINE REFINERY AND STATUS OF OTHER MATTERS
                         RELATING TO METALLGESELLSCHAFT


RADNOR, Pa, April 17, 1995 -- Castle Energy Corporation *(Nasdaq-

NNM:CECX)(the "Company") announced that its subsidiary, Powerine

Oil Company ("Powerine"), owner of 49,500 B/D Powerine Refinery in

Santa Fe Springs, California, has fully repaid the working capital loan facility provided by MG Trade Finance Company, a subsidiary of

Metallgesellschaft Corp.("MG"). The repayment was effected by a set of purchase/sale transactions with Wickland Oil Company with respect to Powerine's crude oil inventory/requirements

and its refined product output. The transactions with Wickland Oil are intended to allow Powerine continued operation and thereby facilitate the sale of the refinery. The Company is currently in the process of conducting active negotiations for such a sale.



     The Company also announced the following:

     1.   Powerine and MG have agreed to arbitrate claims exceeding

     $10 million which Powerine has asserted against MG Refinery and  Marketing Inc. ("MGRM") under the terms of the prior

     offtake arrangement between Powerine and MGRM.



   ** Castle Energy Corp. is not affiliated with Castle Oil Corp.


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     2.   Indian Refinery Limited Partnership ("IRLP"), owner of

86,600 B/D Indian Refinery in Lawrenceville, Illinois

continues to take steps to reduce the outstanding balances under its separate working capital loan facility with MG Trade Finance

(advances under which were due as of March 31, 1995). The Company has provided Metallgesellschaft with business plans in this

regard, and expects to be able to fully repay MG within the next

30 days, assuming a reasonable level of cooperation from MG.

Outstanding balances have been reduced by more then 50% during

March and April, and the value of the liquid collateral assets of

IRLP is substantially in excess of the remaining balances of the loans. IRLP will continue to internally finance limited

refining operations with the intent to sell the operations in an orderly manner. IRLP is in the process of conducting active negotiations concerning the sale of the refinery, and is also in the process of attempting to structure certain interim

arrangements.


     3. The Texas Railroad Commission has approved a reduction

in spacing to 80 acres at the Oak Hill field in Rusk County,

Texas. As a result, the Company will add an estimated 67.8 bcf to its proved/undeveloped reserves with future net income of

$14.7 million discounted at 10%.




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     The Company owns two refining subsidiaries, IRLP and Powerine.

The Company, through various subsidiaries and affiliates, also owns a gas sales contract with Lone Star Gas Company, a 77-mile

interstate pipeline in Rusk County, Texas and related gas contracts and interests, and operates approximately 450 oil and gas wells nationwide.



CAS678.45















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